EXHIBIT 99.2

HSN, Inc. Appoints Judy Schmeling as President of Cornerstone

Schmeling to Remain COO of HSNi and will Retain CFO Role until Successor Appointed

ST. PETERSBURG, Fla., Aug. 04, 2016 (GLOBE NEWSWIRE) -- Interactive multichannel retailer HSN, Inc. (NASDAQ:HSNI) announced today that Judy Schmeling, currently Chief Financial Officer and Chief Operating Officer of the Company, will assume the role of President of Cornerstone, effective immediately. She will continue to serve in her capacity as COO of HSNi and will remain CFO during this transition until a successor is appointed. Ms. Schmeling will continue to report to Mindy Grossman, Chief Executive Officer of HSN, Inc. The Company has commenced an external search for Ms. Schmeling’s replacement as CFO.

“We are thrilled that Judy will assume this strategically important role and leverage her extensive experience as HSNi’s COO and CFO as well as her strong knowledge of the Company to capitalize upon opportunities that leverage the collective power of our brands,” said Mindy Grossman, Chief Executive Officer, HSN, Inc. “Over her 22 year tenure, Judy has contributed significantly to HSNi’s growth and development, including taking the Company public in 2008, the credit facility refinancing that significantly strengthened the Company’s financial position, the implementation of our operational centers of excellence across the organization, and the expansion of our experiential retail operations and distribution platforms. Judy has been an integral business partner to me and the broader leadership team over the years and I look forward to her continuing to play a pivotal role in further advancing our business strategies and delivering value for our stakeholders as President of Cornerstone.”

In addition to her responsibilities as HSNi’s COO, Ms. Schmeling, as President of Cornerstone, will have oversight of HSNi's portfolio of aspirational home and apparel lifestyle brands including Frontgate, Ballard Designs, Garnet Hill, Grandin Road and Improvements. The Company separately announced today that it has entered into a letter of intent to sell Cornerstone’s TravelSmith and Chasing Fireflies brands.

"I am very excited to be assuming this new responsibility to optimize strategic opportunities for the Cornerstone portfolio. My key areas of focus include driving digital-centric customer experiences, pursuing our experiential retail strategy and leveraging synergies across the portfolio,” said Schmeling. “I look forward to applying my financial and operational experience at HSNi to maximize the growth potential of our brand portfolio.”

Ms. Schmeling joined the company in 1994 as Director of Investor Relations and Treasury. She was promoted to Vice President of Strategic Planning and Analysis in 1998, to Senior Vice President of Finance in 1999, to Executive Vice President and Chief Financial Officer in 2001, and to Chief Financial Officer of HSNi when the Company went public in 2008. She added the role of Chief Operating Officer in 2013.

A native Floridian and a graduate of Florida State University, Ms. Schmeling is married and has three sons. She serves on the Board of Directors for Constellation Brands, Inc. and the Advisory Board of FM Global.

About HSN, Inc.
HSN, Inc. (Nasdaq:HSNI) is a $4 billion interactive multichannel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multichannel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches approximately 94 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com offers a differentiated digital experience by leveraging content, community and commerce. In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as HSN Shop by Remote®, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and HSN on Demand®. Cornerstone comprises leading home and apparel lifestyle brands including Ballard Designs®, Chasing Fireflies®, Frontgate®, Garnet Hill®, Grandin Road®, Improvements® and TravelSmith®. Cornerstone distributes approximately 325 million catalogs annually, operates seven separate digital sales sites and operates 14 retail and outlet stores.

Contacts:
Felise Kissell (Analysts/Investors)
727-872-7529
felise.kissell@hsn.net

Brad Bohnert (Media)
727-872-7515
brad.bohnert@hsn.net